CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2020, relating to the financial statements and financial highlights of Dana Large Cap Equity Fund, Dana Epiphany ESG Small Cap Equity Fund (formerly Dana Small Cap Equity Fund), and Dana Epiphany ESG Equity Fund, each a series of Valued Advisers Trust, for the year ended October 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Cleveland, Ohio
Feburary 24, 2021